EXHIBIT  23.1


                           CONSENT OF BDO SEIDMAN, LLP

     We consent to the incorporation by reference in the Registration Statements of Tag-It Pacific, Inc. on Form S-8 (File Nos. 333-98577, 333-66356, 333-44592,
333-84099, 333-50267) of our report dated March 14, 2003 on our audits of the consolidated balance sheets of Tag-It Pacific, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and convertible redeemable preferred stock and cash flows for each of the three years in the period ended December 31, 2002, which report is incorporated by reference in this Annual Report on Form 10-K.



                                                      /s/BDO Seidman, LLP


Los Angeles, California
March 14, 2003